EXHIBIT 99.1
News Release

Media Contact: Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826 Investor Contact: Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel To Modify Current AEIF Retiree Health Care Benefits

MIDDLETOWN, OH, June 1, 2006—AK Steel Corporation (NYSE: AKS) said that it will modify the health care benefit plans, effective October 1, 2006, for about 4,600 of its current retirees in order to be more cost competitive with other steelmakers, and to be consistent with the company’s other retiree health care benefit plans. The 4,600 retirees were hourly and salaried members of the Armco Employees Independent Federation (AEIF), the union at AK Steel’s Middletown (OH) Works, the company’s largest plant.

Currently, AEIF retirees do not share in the cost of their virtually unlimited health care benefits, except for minimal co-pays for office visits and prescription drugs. AK Steel said that about 70% of its retirees company-wide already share, in a significant way, in the cost of their health care benefits, including non-union salaried retirees who have shared in the costs since 1996. AK Steel said only its AEIF retirees, and retirees from its Butler (PA) Works who were union-represented, do not currently share in the cost of their health care benefits, but for the minimal co-pays.

The retiree benefit modifications announced today are similar to those AK Steel has negotiated with the United Autoworkers of America (UAW) and the United Steelworkers of America (USW) unions, which represent AK Steel employees at its other plants. For example, the USW and AK Steel agreed in 2005 to health care benefit cost-sharing covering approximately 8,000 hourly USW retirees associated with AK Steel’s Ashland (KY) Works, as well as numerous operations previously shut down. Last month, AK Steel and the UAW negotiated health care cost-sharing for about 400 current hourly retirees of the company’s Zanesville (OH) Works. All of the negotiated changes, as well as those announced today, cap the company’s retiree health care costs at a future date, after which the covered retirees assume all further cost increases.

AK Steel said that its retiree health care costs have risen nearly 50% since 1999, when the now-expired AEIF contract was ratified. Notably, the increase has been led by prescription drug costs, which have more than doubled during that period.

“The continued rise in the cost of health care has contributed significantly to AK Steel’s lack of cost competitiveness,” said James L. Wainscott, chairman, president and CEO of AK Steel. “Most of our competitors have lowered their employment and retirement costs with the aid of bankruptcy laws—dumping pensions onto the federal government and abandoning retiree health care benefits. The management of AK Steel has worked tirelessly to reduce that cost disadvantage while continuing to fund the generous pension and health care benefits of retirees who worked for many generations in support of this great company.”

The company said that it had sought to discuss the need to address current AEIF retiree health care costs with the union at the outset of contract negotiations, which began November 30, 2005. At that time, AK Steel presented a proposal to preserve current AEIF retiree benefits while implementing a cost-sharing plan.

“The leadership of the AEIF chose not to negotiate retirees’ health care benefits at the bargaining table,” said Mr. Wainscott. “We had hoped that the AEIF would be responsive to the dramatic increases in health care costs and how they have threatened AK Steel and the survival of many of the customers we depend upon for our own livelihoods.”

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AK Steel said that it is notifying the AEIF and current AEIF retirees that, effective October 1, 2006, current AEIF retirees will be subject to monthly health care premiums, which will be adjusted annually thereafter. In addition, vision, dental and Medicare subsidy benefits will be eliminated, and life insurance coverage will be reduced for current AEIF retirees. AEIF retirees under age 65 will pay 10% of the monthly health care premium until 2008, and thereafter will pay all increases in the monthly premium. Because AK Steel is self-insured, the monthly premium amount is based on the actual costs the company incurs to provide retiree health care benefits. Medicare-eligible retirees will pay 50% of the monthly health care premium until 2008, and thereafter will pay all increases in the monthly premium.

Effective January 1, 2007, AK Steel said that it will offer a modified health care plan for current AEIF retirees which provides both flexibility and cost-containment features for retirees under age 65, as well as those age 65 and older and eligible for Medicare. Medicare-eligible retirees will have an option of a traditional plan or a new Medicare Advantage Preferred Provider Organization (MA-PPO). The MA-PPO option is being offered to help minimize the cost impact on retirees. With these modified plans, retirees will be responsible for deductibles and co-pays for covered services. Most of the plans provide for maximum out-of-pocket cost protection for catastrophic illnesses.

The following table illustrates average estimated monthly costs for typical single, two-party and family coverage under the modified plans, beginning January 1, 2007:

Average Monthly Premium Costs For Typical Coverage

Payment Made By	Pre-65 Traditional		Medicare-Eligible Traditional		Medicare Advantage PPO
AK Steel	$1,260		$300		$200
Retiree	140	(1)	300	(2)	200	(2)
AK Steel	440		150		100
Surviving Spouse	50	(3)	150	(3)	100	(3)

(1)	Family coverage
(2)	Two-party coverage
(3)	Single coverage

AK Steel said that it spent more than $230 million for health care benefits for employees, retirees and their dependents in 2005. In total, AK Steel provides health care benefits to about 54,000 active and retired employees and their dependents and surviving spouses. Last month AK Steel made an early contribution of $84 million to its employee pension fund trusts, which followed an early $150 million voluntary contribution in 2005.

“Unlike scores of companies, AK Steel has refused to simply ‘throw in the towel’ and force the government and taxpayers to shoulder our legacy costs,” said Mr. Wainscott. “We believe there should be a place in this country for at least one integrated steel company that hasn’t turned its back on a single retiree.”

Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

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